Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Pro-Pharmaceuticals, Inc. (the “Company”) on Form S-3 of our report (which expresses an unqualified opinion) dated April 10, 2002 with respect to the financial statements of the Company, which appears in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SCILLIA DOWLING & NATARELLI LLC

Scillia Dowling & Natarelli LLC

Hartford, CT

December 30, 2003